Tenable Appoints Margaret Keane, former Synchrony Chief Executive Officer, to Board of Directors
COLUMBIA, Md. (June 13, 2023) — Tenable®, the Exposure Management company, today announced that it has appointed Margaret Keane as an independent director to its board of directors, effective June 13, 2023. As of that date, the Tenable board will stand at nine directors.
Keane is the former Executive Chair of the Board of Directors of Synchrony, one of the most respected consumer financial services companies in the United States. Previously, she was chief executive officer and a member of Synchrony’s board of directors, leading the company in its initial public offering (IPO) in 2014 and separation from GE Capital in 2015. Keane spent nearly two decades in leadership roles at GE Capital, where she led the retail card platform as president and CEO before assuming the role of president and CEO of the GE Capital North American Retail Finance business.
“Margaret is one of the most respected executives in financial services,” said Amit Yoran, chairman and chief executive officer, Tenable. “Not only that, she brings an unbeatable passion for emerging technology, innovation and employee development to her leadership and decision making. I am thrilled to have Margaret’s leadership and guidance on the Tenable board.”
“Every board and certainly every CEO I’ve spoken with understands that cyber is a critical risk to their business,” said Keane. “With its exposure management platform, Tenable is at the forefront of helping organizations understand where they’re exposed so they can make better decisions for the business. I’m excited to work with the Tenable team and look forward to what we can accomplish together.”
Keane also serves on the board of directors for the Allstate Corporation and Cisive, a global provider of compliance-driven human capital management and risk management solutions. She also serves on Memorial Sloan Kettering Cancer Center’s Board of Trustees. She holds a bachelor’s degree and an MBA from St. John’s University, where she is a member of the St. John’s University Board of Trustees.
About Tenable
Tenable® is the Exposure Management company. Approximately 43,000 organizations around the globe rely on Tenable to understand and reduce cyber risk. As the creator of Nessus®, Tenable extended its expertise in vulnerabilities to deliver the world’s first platform to see and secure any digital asset on any computing platform. Tenable customers include approximately 60 percent of the Fortune 500, approximately 40 percent of the Global 2000, and large government agencies. Learn more at tenable.com.
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